April 7, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561



Dear Sirs/Madams:
We have read Sub-Item 77k of The Advisors Inner
Circle Funds (the Registrant) Form N-SAR-B/A dated
April 7, 2015, and have the following comments:

1.	We agree with the statements made with regards to
the exhibit pertaining to the Acadian Emerging
Markets Debt Portfolio, Acadian Emerging Markets
Portfolio, and ICM Small Company Portfolio.
2.	We have no basis on which to agree or disagree
with other statements of the Registrant contained within the filing.

Yours truly,

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania